Exhibit 99.1

Digi International Reports First Fiscal Quarter 2019 Results
Momentum Continues with Strong Start to Fiscal 2019
(Minneapolis, MN, January 31, 2019) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of mission critical Internet of Things ("IoT") products, services, and solutions, reported revenue of $62.3 million for the first fiscal quarter of 2019 compared to $45.0 million in the first fiscal quarter of 2018 and compared to our guidance range of $56.0 million to $60.0 million. This reflects a 38.6% growth rate compared to the prior year quarter.
Net income for the first fiscal quarter of 2019 was $4.7 million, or $0.17 per diluted share, compared to a net loss of $4.5 million, or $0.17 loss per diluted share in the first fiscal quarter of 2018 and compared to our guidance range of $0.03 loss per diluted share to $0.01 per diluted share. Net income in the first fiscal quarter of 2019 includes a gain of $4.4 million, or $0.16 per diluted share (net of tax $3.4 million, or $0.12 per diluted share) from the sale of our corporate headquarters in October 2018. Our adjusted net income for the first fiscal quarter of 2019 was $1.2 million, or $0.04 per diluted share, compared to a net loss of $1.7 million, or $0.06 loss per diluted share for the first fiscal quarter of 2018.
Adjusted EBITDA in the first fiscal quarter of 2019 was $6.2 million, or 9.9% of total revenue, compared to our guidance range of $4.0 million to $6.0 million. In the first fiscal quarter of 2018, our adjusted EBITDA was $3.0 million, or 6.6% of total revenue.
Reconciliations of GAAP and non-GAAP financial measures, including Adjusted Net Income (Loss) and Adjusted EBITDA, appear at the end of this release.
"A great start to fiscal 2019 is especially encouraging since the first quarter is traditionally our slowest quarter of the year" said Ron Konezny, President and Chief Executive Officer. "We are pleased with the performance from each of our business segments.  Our transformation to a premier hardware-enabled, software, services and subscription company is accelerating."
Financial Results

GAAP Results
(in thousands, except per share data)	Q1 2019	Q1 2018 (as adjusted)*
Total Revenue	$62,313	$44,955
Gross Profit	$29,783	$21,959
Gross Margin	47.8%	48.8%
Operating Income (Loss) **	$5,558	$(1,999)
Operating Income as % of Total Revenue	8.9%	(4.5)%
Net Income (Loss) **	$4,682	$(4,487)
Net Income (Loss) per Diluted Share	$0.17	$(0.17)
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
** Includes a gain of $4.4 million ($3.4 million net of tax) on the sale of our corporate headquarters reported in general and administrative expense on the Condensed Consolidated Statements of Operations.

Digi International Reports First Fiscal Quarter 2019 Results

Non-GAAP Results**
(in thousands, except per share data)	Q1 2019	Q1 2018 (as adjusted)*
Adjusted Net Income (Loss)	$1,160	$(1,722)
Adjusted Net Income (Loss) per Diluted Share	$0.04	$(0.06)

Adjusted EBITDA	$6,161	$2,963
Adjusted EBITDA as % of Total Revenue	9.9%	6.6%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.
** A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.

Business Results for the Three Months Ended December 31, 2018 and 2017

Revenue Detail Fiscal Year
(in thousands)	Q1 2019	Q1 2018 (as adjusted)*	Change	% Change
Product	$50,812	$38,454	$12,358	32.1%
Services	2,482	2,426	56	2.3%
Solutions	9,019	4,075	4,944	121.3%
Total revenue	$62,313	$44,955	$17,358	38.6%

North America, primarily United States	$46,335	$29,337	$16,998	57.9%
Europe, Middle East and Africa	10,104	10,156	(52)	(0.5)%
Asia	5,080	4,528	552	12.2%
Latin America	794	934	(140)	(15.0)%
Total revenue	$62,313	$44,955	$17,358	38.6%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Total revenue increased 38.6% to $62.3 million in the first fiscal quarter of 2019 from $45.0 million in the first fiscal quarter of 2018.
Product
Product revenue increased by $12.3 million, or 32.1%, in the first fiscal quarter of 2019 compared to the first fiscal quarter of 2018. This increase included $5.2 million of incremental revenue from Accelerated Concepts, Inc. ("Accelerated"), a provider of cellular (LTE) networking equipment, which we acquired in January 2018. Additionally, we experienced growth compared to the first fiscal quarter of 2018 across most of our products, with the largest growth in our cellular product offerings.
Services
Services revenue increased by $0.1 million, or 2.3%, in the first fiscal quarter of 2019 compared to the first fiscal quarter of 2018, related to increased revenues from our Digi Wireless Design services.
Solutions
Solutions revenue increased by $4.9 million, or 121.3%, in the first fiscal quarter of 2019 compared to the first fiscal quarter of 2018. This increase was driven by new customer deployments, additional purchases from existing customers, and an increase in our recurring revenue base. We are serving just over 54,000 as of December 31, 2018, compared to just over 38,000 sites a year ago. Although a single transportation customer ended their relationship with this business, we

Digi International Reports First Fiscal Quarter 2019 Results

continued to add new sites in multiple verticals and mitigated the transportation customer loss through new direct agreements with end customers.
Gross profit was $29.8 million, or 47.8% of revenue in the first fiscal quarter of 2019 compared to $22.0 million, or 48.8% of revenue for the first fiscal quarter of 2018. This $7.8 million increase was driven primarily by our acquisition of Accelerated, increased sales from our IoT Solutions segment, and increased sales from most of our products. Our gross margin decline was primarily a result of product and customer mix and increased amortization expense associated with the Accelerated acquisition, offset partially from an increase in higher margin recurring revenue and lower costs associated with our manufacturing transition.
Operating income for the first fiscal quarter of 2019 was $5.6 million, or 8.9% of revenue, as compared to an operating loss of $2.0 million, or 4.5% of revenue, for the first fiscal quarter of 2018, an increase of $7.6 million. This increase was a result of increased gross profit of $7.8 million described above, offset by an increase in operating expenses of $0.2 million. The increase in operating expenses included $2.8 million of incremental costs associated with Accelerated, $1.7 million of additional employee-related costs and $0.6 million of increased contingent consideration expenses. These were mostly offset by a $4.4 million gain from the sale of our corporate headquarters in October 2018 and lower professional services expenses of $1.3 million as we had more acquisition costs in the first quarter of fiscal 2018.
Net income was $4.7 million in the first fiscal quarter of 2019, or $0.17 per diluted share, compared to a net loss of $4.5 million, or $0.17 loss per diluted share, in the first fiscal quarter of 2018.
Adjusted EBITDA in the first fiscal quarter of 2019 was $6.2 million, or 9.9% of total revenue, compared to $3.0 million, or 6.6% of total revenue, in the first fiscal quarter of 2018.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet with no debt. As of December 31, 2018, Digi had:

•
Cash and cash equivalents and marketable securities balance of $76.5 million, an increase of $13.7 million during the quarter. The increase primarily related to $10.0 million of proceeds received in the first fiscal quarter of 2019 for the sale of our corporate headquarters. We also experienced strong cash collections related to accounts receivable.

•	Current and long-term contingent liabilities of $10.1 million.

•
In October 2018, we signed a thirteen-year lease agreement with minimum lease obligations of $15.9 million for 59,497 square feet of office space. This is now our new headquarters location in Hopkins, Minnesota, which is approximately three miles from our previous headquarters.

Customer Highlights
IoT PRODUCTS & SERVICES

•
TrackIt, a Command Alkon company and leading provider of fleet solutions for transportation and hauling of construction materials, entered into a multi-year agreement to use Digi’s Wireless Vehicle Bus Adapter and active vehicle monitoring services for critical vehicle data. The agreement covers a minimum of 25,000 vehicles managed by TrackIt over a period of several years.

•
A large retailer selected AT&T's wireless network with Digi cellular routers to roll out primary and backup LTE connectivity to over 7,000 locations. They will use our products as their VPN gateway and firewall with built-in LTE network access and to provide a second cellular uplink for dual-WAN functionality. In moving to this solution, all traditional wired Internet circuits will be eliminated. This project is expected to complete a full roll-out over approximately 18 months.

•
A global leader in the gaming and lottery industry has selected Digi for a 3G to 4G conversion project. This project entails upgrading this customer’s existing connectivity infrastructure across a variety of state contracts off of a variety of 3G cellular networks to 4G LTE networks. This project includes the upgrade of roughly 20,000 sites with Digi’s WR21s over the next twelve months. Digi was selected due to our comprehensive portfolio, supply chain readiness and packaging options.

Digi International Reports First Fiscal Quarter 2019 Results

•
A major German integrator providing managed VPN services has made a significant investment in Digi’s Remote Manager (DRM) to be rolled out across several thousand node points (Digi routers), used in a variety of applications across many customers. The aim is to increase efficiency of all processes around the management and maintenance of their communications infrastructure. A further major driver was the increased sensitivity for security risks. DRM now allows them to roll out security patched across a network of thousands of endpoints within hours.

•
A leading manufacturer of residential solar energy devices has selected Digi’s XBee3 ZigBee module for inclusion in their next-generation product. The XBee3 ZigBee will enable reliable, short-range communication in a meshing environment containing XBee3 and third-party ZigBee devices. The XBee3’s Bluetooth Low Energy ("BLE") feature will be used to simplify product provisioning. In a space where time-to-market is critical, the XBee3 ZigBee module in this case enabled rapid software implementation via an easy-to-use API and simple hardware integration with its new micro form-factor. The company plans to begin deployments in mid-2019 with annual volumes potentially reaching 100,000 units.

IoT SOLUTIONS

•
One of the nation’s largest retailers expanded their SmartSense deployment across thousands of pharmacy locations to ensure compliance with new requirements to monitor ambient temperature and humidity in the pharmacy.  The retailer trusted SmartSense to project manage the nationwide roll-out.

•
Festival Foods, one of Wisconsin’s largest privately-held grocers, selected SmartSense for task management and continuous temperature monitoring across all its locations. The implementations are being made to help improve food quality and safety, increase employee efficiency and reduce inventory loss.  Festival Foods operates 32 locations across Wisconsin.

•
A leading national grocery chain selected SmartSense to monitor it’s distribution network in the Northwest.  SmartSense is monitoring over 350 refrigerated trucks and distribution sites, providing real-time insight into the cold chain and asset tracking.

•
A Midwest grocery chain selected SmartSense to monitor pharmacies in over 200 locations to ensure compliance.  This same retailer chose SmartSense to implement digital checklists within the Deli and C-Store operations.  The combined solutions will help to ensure compliance, improve consumer safety, and reduce inventory loss across the board.

Fiscal 2019 Guidance
For the second fiscal quarter of 2019, Digi projects revenue to be in a range of $59.0 million to $63.0 million. EPS is projected to be in a range of $0.01 per diluted share to $0.05 per diluted share. Adjusted EBITDA is projected to be between $4.5 million and $6.5 million.
For the full fiscal year 2019, we are not updating our annual revenue and Adjusted EBITDA guidance ranges of $245 million to $255 million, and $24 million to $28 million, respectively. EPS is now projected to be in a range of $0.30 per diluted share to $0.45 per diluted share.
First Fiscal Quarter 2019 Conference Call Details
As announced on January 3, 2019, Digi will discuss its first fiscal quarter 2019 results on a conference call on Thursday, January 31, 2019 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Gokul Hemmady, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 8398846. International participants may access the call by dialing (262) 912-4765 and entering passcode 8398846. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 8398846 when prompted. A replay of the webcast will be available for one week through Digi's website.

Digi International Reports First Fiscal Quarter 2019 Results

A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2018 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.

Digi International Reports First Fiscal Quarter 2019 Results

We believe that providing historical and adjusted income and income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of adjusted EBITDA and as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.
Investor Contact:

Gokul Hemmady
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: gokul.hemmady@digi.com

For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2018	2017 (as adjusted)*
Revenue:
Product	$50,812	$38,454
Services and solutions	11,501	6,501
Total revenue	62,313	44,955
Cost of sales:
Cost of product	25,813	19,210
Cost of services and solutions	5,977	3,179
Amortization of intangibles	740	607
Total cost of sales	32,530	22,996
Gross profit	29,783	21,959
Operating expenses:
Sales and marketing	11,657	9,760
Research and development	9,518	7,751
General and administrative	3,117	6,447
Restructuring reversal	(67)	—
Total operating expenses	24,225	23,958
Operating income	5,558	(1,999)
Other income, net:
Interest income, net	116	205
Other income (expense), net	48	(45)
Total other income, net	164	160
Income (loss) before income taxes	5,722	(1,839)
Income tax provision	1,040	2,648
Net income (loss)	$4,682	$(4,487)

Net income (loss) per common share:
Basic	$0.17	$(0.17)
Diluted	$0.17	$(0.17)
Weighted average common shares:
Basic	27,513	26,748
Diluted	28,075	26,748
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports First Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands)
(Unaudited)

	Three months ended December 31,
	2018	2017 (as adjusted)*
Net income (loss)	$4,682	$(4,487)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(1,569)	271
Change in net unrealized gain (loss) on investments	5	(21)
Less income tax (provision) benefit	(2)	3
Other comprehensive (loss) income, net of tax	(1,566)	253
Comprehensive income (loss)	$3,116	$(4,234)
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports First Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2018	September 30, 2018 (as adjusted)*
ASSETS
Current assets:
Cash and cash equivalents	$72,222	$58,014
Marketable securities	4,247	4,736
Accounts receivable, net	46,371	49,819
Inventories	47,036	41,644
Other	3,814	2,613
Assets held for sale	—	5,220
Total current assets	173,690	162,046
Property, equipment and improvements, net	11,827	8,354
Identifiable intangible assets, net	36,772	39,320
Goodwill	153,578	154,535
Deferred tax assets	5,503	6,600
Other	357	1,291
Total assets	$381,727	$372,146
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,021	$12,911
Accrued compensation	6,672	8,190
Unearned revenue	7,812	3,177
Contingent consideration on acquired businesses	5,944	5,890
Other	4,322	5,405
Total current liabilities	40,771	35,573
Income taxes payable	785	851
Deferred tax liabilities	566	334
Contingent consideration on acquired businesses	4,203	4,175
Other non-current liabilities	392	720
Total liabilities	46,717	41,653
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; 34,076,394 and 33,812,838 shares issued	341	338
Additional paid-in capital	258,010	255,936
Retained earnings	156,643	151,961
Accumulated other comprehensive loss	(25,092)	(23,526)
Treasury stock, at cost, 6,435,618 and 6,385,336 shares	(54,892)	(54,216)
Total stockholders’ equity	335,010	330,493
Total liabilities and stockholders’ equity	$381,727	$372,146
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports First Fiscal Quarter 2019 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2018	2017 (as adjusted)*
Operating activities:
Net income (loss)	$4,682	$(4,487)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	1,133	759
Amortization of identifiable intangible assets	2,540	1,694
Stock-based compensation	1,414	1,053
Deferred income tax provision	1,333	2,995
Gain on sale of property, equipment and improvements	(4,396)	—
Change in fair value of contingent consideration	243	(407)
Bad debt/product return provision	206	14
Inventory obsolescence	450	450
Restructuring reversal	(67)	—
Other	113	57
Changes in operating assets and liabilities (net of acquisitions)	(1,540)	(3,456)
Net cash provided by (used in) operating activities	6,111	(1,328)
Investing activities:
Proceeds from maturities and sales of marketable securities	491	4,296
Proceeds from sale of Etherios	—	2,000
Acquisition of businesses, net of cash acquired	—	(40,084)
Proceeds from sale of property and equipment	10,047	—
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(1,775)	(453)
Net cash provided by (used in) investing activities	8,763	(34,241)
Financing activities:
Acquisition earn-out payments	(161)	—
Proceeds from stock option plan transactions	662	2,972
Proceeds from employee stock purchase plan transactions	289	380
Purchases of common stock	(964)	(636)
Net cash (used in) provided by financing activities	(174)	2,716
Effect of exchange rate changes on cash and cash equivalents	(492)	241
Net increase (decrease) in cash and cash equivalents	14,208	(32,612)
Cash and cash equivalents, beginning of period	58,014	78,222
Cash and cash equivalents, end of period	$72,222	$45,610

Supplemental schedule of non-cash investing and financing activities:
Transfer of inventory to property, equipment and improvements	$(200)	$(312)
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$(2,883)	$(27)
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports First Fiscal Quarter 2019 Results

DIGI INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(UNAUDITED)

							Accumulated
					Additional		Other	Total
	Common Stock		Treasury Stock		Paid-In	Retained	Comprehensive	Stockholders’
(in thousands)	Shares	Par Value	Shares	Value	Capital	Earnings*	Loss	Equity
Balances, September 30, 2017	33,008	$330	6,437	$(54,533)	$245,528	$150,363	$(22,659)	$319,029
Cumulative-effect adjustment from adoption of ASU 2016-09					52	(33)		19
Net income						(4,487)		(4,487)
Other comprehensive loss							253	253
Employee stock purchase plan issuances			(46)	389	(9)			380
Repurchase of common stock			64	(636)				(636)
Issuance of stock under stock award plans	473	5			2,967			2,972
Stock-based compensation expense					1,053			1,053
Balances, December 31, 2017	33,481	$335	6,455	$(54,780)	$249,591	$145,843	$(22,406)	$318,583

Balances, September 30, 2018	33,813	$338	6,385	$(54,216)	$255,936	$151,961	$(23,526)	$330,493
Net income						4,682		4,682
Other comprehensive income							(1,566)	(1,566)
Employee stock purchase plan issuances			(33)	288	1			289
Repurchase of common stock			84	(964)				(964)
Issuance of stock under stock award plans	263	3			659			662
Stock-based compensation expense					1,414			1,414
Balances, December 31, 2018	34,076	$341	6,436	$(54,892)	$258,010	$156,643	$(25,092)	$335,010
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

Digi International Reports First Fiscal Quarter 2019 Results

Non-GAAP Financial Measures

TABLE 1
Reconciliation of Net Income (Loss) and Net Income (Loss) per Diluted Share to
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share
(In thousands, except per share amounts)

	Three months ended December 31,
	2018		2017 (as adjusted)*
Net income (loss) and net income (loss) per diluted share	$4,682	$0.17	$(4,487)	$(0.17)
Restructuring reversal	(67)	—	—	—
Gain on sale of building	(4,396)	(0.16)	—	—
Tax effect from restructuring reversal and gain on sale of building	1,047	0.04	—	—
Discrete tax (benefits) expense (1)	(106)	—	2,765	0.10
Adjusted net income (loss) and adjusted net income (loss) per diluted share (2)	$1,160	$0.04	$(1,722)	$(0.06)
Diluted weighted average common shares		28,075		26,748
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.

(1)
Discrete tax (benefits) expense includes one-time adjustments for the re-measurement of deferred tax assets and adoption of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by a net tax benefits for the release of a valuation allowance against U.S. federal capital loss carryforward related to expected capital gains tax in fiscal 2019 as a result of the sale of our corporate headquarters in October 2018 and reversals of tax reserves due to the expiration of statutes of limitation and certain domestic tax credits.

(2)	Adjusted net income per diluted share may not add due to the use of rounded numbers.

TABLE 2
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended December 31,
	2018		2017 (as adjusted)*
		% of total revenue		% of total revenue
Total revenue	$62,313	100.0%	$44,955	100.0%

Net income	$4,682		$(4,487)
Interest income, net	(116)		(205)
Income tax provision	1,040		2,648
Depreciation and amortization	3,673		2,453
Stock-based compensation	1,414		1,053
Gain on sale of building	(4,396)		—
Restructuring reversal	(67)		—
Acquisition expense	(69)		1,501
Adjusted EBITDA	$6,161	9.9%	$2,963	6.6%
*Prior period information has been restated for the adoption of ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which we adopted on October 1, 2018.